SKID STEER LOADE O.E.M. SUPPLY AGREEMENT


KUBOTA EUROPE S.A.S. (hereinafter called KE) and THOMAS EQUIPMENT 2004 INC. (hereinafter called THOMAS) has agreed to enter into a SKID STEER LOADER O.E.M. SUPPLY AGREEMENT as follows;

Article 1 Objective

1) THOMAS shall supply KE the products which will be defined in the next article, according to this Agreement and in a continuous way. KE shall buy such products from THOMAS and shall sell them either directly to customers or through third parties, such as distributors and dealers, and shall assure the after sales service.

2) KE and THOMAS shall be free to commercialize the products defined in the next article except for the agreements concerning sales agreed in this agreement.

3) If not defined in this agreement, any other agreement which is contradictory to this agreement shall become null and invalid.


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Article 2 Products

1) The products concerned by this agreement are all the skid steer loaders, either ride-on or stand on, its accessories, options(hereinafter called globally Products) and its spare parts, in production and to be produced during the term of this contract by THOMAS,

2) The specification of the Products shall be discussed and approved by KE and shall bear the brand name, model name and colour designated by KE.

3) THOMAS shall not sell the Products with the designated brand name, model name and colour to any other third party and shall follow the request of KE concerning the brand name, model name and colour requested by KE for the products designated by KE.

4) THOMAS shall not sell under OEM agreements the Products to any other party during the term of this agreement in the Territory as defined in Article
      3. The OEM customers already existing are not subject to this restriction. A list of such OEM customers already existing is *footnoted.


* Imer France


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Article 3 Sales territory

The sales territory (hereinafter the Territory) of KE for the Products is limited to Europe. Europe is Great Britain, all the European continent, and foreign territory of France. (D.O.M. T.O.M.) and Spain(Ceuta and Mellila).

Article 4 Sales collaboration

1) KE and THOMAS shall collaborate to sell the Products, within the objective of this agreement. Details of such collaboration shall be discussed and agreed between KE and THOMAS separately.

2) THOMAS shall provide KE at its request, the sales data, and technical data in a timely manner and provide technical training as defined in Article 12.

3) KE is allowed to provide the above to third parties such as distributors, having as objective to promote the Products. THOMAS shall cooperate in this activity.

4) As for the cost sharing of item 2 of this Article, KE and THOMAS shall discuss and agree separately.


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Article 5 Sales Price

1) [The basic sales price of the products from Thomas to Kubota Europe shall be negotiated and fixed for a 12-month period. In the event that there is a change in the cost of raw material and or key components because of market surcharges, the fixed sales price can be re-opened and appropriately renegotiated.]

2) The agreed basic sales price shall be subject to currency fluctuation adjustment between Canadian dollars and Euros. The method of adjustment shall be discussed and agreed separately.

Article 6 Sales contract

1) This agreement constitutes the base of all the individual sales contracts to be entered into by the parties. The individual sales contract shall be done by ordering of KE to THOMAS and the acceptance of THOMAS of such order.

2) The model, specification, quantity, delivery time, delivery place and conditions shall be defined in each individual sales contract.

3) Any other details regarding the individual sales shall be discussed and agreed amicably between the parties.


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Article 7 Delivery and inspection

1) Delivery shall be done in accordance with the context of each individual sales contract.

2) The inspection of KE of the Products shall be done when the Products arrive to the designated delivery place.

3) If any discrepancy and/or damage are found by the above mentioned inspection, KE shall inform THOMAS without delay of such and THOMAS shall remedy such discrepancy and/or damage at its own cost and responsibility.

Article 8 Risk and title

1) The risk and title of the Products shall pass from THOMAS to KE when the Products are delivered (Ex-factory THOMAS).

2) THOMAS shall, however, arrange on behalf of KE the arrangements of transport and insurance until the first destination requested by KE. KE shall pay THOMAS the actual amount incurred on transport and insurance.


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Article 9 Warranty

1) THOMAS shall inspect all the Products before delivery to KE and shall guarantee that the Products delivered are free of any defects and is in accordance with the order placed by KE in specification, quality and conformity with the existing safety standards of the Products in the Territory. Upon request, KE or a third party designated by KE can be present at this inspection. This presence does not constitute a waiver to THOMAS' responsibility mentioned above.

2) Notwithstanding the inspection done by KE at the moment of delivery, if any other failure is found later on, such failure shall be remedied either by KE or a third party and such repair shall be compensated by THOMAS to KE in accordance with the warranty agreement separately agreed.

3) As for serious failures found after the warranty period is over, both parties shall discuss and find a solution to such failure in the same manner as stated above.

Article 10 Modifications

1) In case THOMAS finds a serious design and/or production failure on the Products, THOMAS shall inform the machines which are subject to modification, inform the details of modification, define the cost of modification and request KE and/or its distributors/dealers to do the modification in order to prevent damage to KE, its distributors/dealers and clients. KE shall cooperate with THOMAS to effectuate such modifications.


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2)    In case KE finds a design/production defect which could harm the life, health, and/or property of a third party, KE and THOMAS shall discuss the counter measures to be taken. If THOMAS judges reasonably that such counter measures shall be taken, THOMAS shall bear the cost arising out of such counter-measures.

Article 11 Product Liability

1) THOMAS shall be liable for any prejudice to life, health and property of a third party (including KE) due to the conception, design and production of the Product within the limit of the law. THOMAS shall bear all cost arising out of such problem, including lawyers' fees and/or compensate KE for any and all cost arising out of such problem. However, prejudice due to modification of the Product without prior consent of THOMAS shall not be THOMAS' responsibility.

2) In the event, a product liability dispute arises at KE or its distributors, KE shall inform THOMAS immediately of such. KE and THOMAS shall discuss the solution of such dispute and THOMAS shall solve such dispute by its own cost and responsibility. However, THOMAS can ask KE its cooperation to solve such dispute. KE shall cooperate as brand name holder of the Product.


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3)    In case the reason of the product liability problem is not clearly identified, both parties will cooperate and the cost incurred shall be discussed and shared between the parties.

Article 12 After sales service

1) The after sales service of the Products commercialized by KE shall be done by KE and its distributors and dealers in principle. However, THOMAS shall cooperate with KE in the after sales service upon request by KE and/or its distributors/dealers.

2) The cost sharing and other details in case of THOMAS' cooperation shall be discussed and agreed between KE and THOMAS.

Article 13 Spare parts

1) The condition of spare parts supply shall be discussed and agreed separately, having always as base this agreement.

2) THOMAS shall assure that the spare parts of a product supplied under this contract shall be available minimum 10 years after the production of such product is finished.


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Article 14 Payment

1) Unless otherwise agreed, the payment from KE to THOMAS shall be done within 90 days after the invoicing date in the currency of invoice.(which unless agreed otherwise shallbe the Canadian Dollar as provided under article 5)

2) Both parties shall discuss in case payment term needs to be changed due to any economical or any other reason

Article 15 Change of specification

1) When THOMAS decides to change its main specification, THOMAS shall inform KE and both parties shall discuss about its application.

2) When KE wishes to change any specification, KE shall inform THOMAS and both parties shall discuss about its application.


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Article 16 Industrial property right

If and when the Product is deemed to infringe a third party's industrial property right, THOMAS shall resolve such problem at its own responsibility and cost. If the dispute concerns the brand name, model name and colour designated by KE, KE shall resolve such problem at its own responsibility and cost.

Article 17 Notice

Both parties shall inform the other party immediately of any change in company name, status, and any important change in business environment of the company. Such notices shall be given by registered mail, fax or any equivalent and appropriate means of communication.

Article 18 Confidentiality

1) Both parties agree that without the consent of the other party, it shall not disclose to a third party the context of this agreement or any other confidential information of the other party obtained in connection with this agreement. Any public information, information obtained from a third party is not subject to this confidentiality agreement.

2) In case either of the party discloses confidential information with the consent of the other party, such party shall ensure that a confidentiality agreement shall be made with the third party concerned.


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Article 19 Non assignable

Unless a written consent of the other party, this agreement, related contract to this agreement, individual sales contract, any rights and obligations, either part of or the hole, are non assignable to any third party.

Article 20 Termination

During the term of this Agreement, both KE and THOMAS may terminate this Agreement immediately upon serving written notice to the other party, without the need for any further legal action, in the following instances:

1) One of the parties fails to perform any of its obligations contained in this Agreement or in an accepted individual sales contract, and does not correct such failure within thirty (30) days maximum after written notice by the other party demanding that the same be remedied and advising him that failure to do so shall result in the automatic termination of this Agreement.

2) If there is any change in the control of one of the parties which is not acceptable to the other party.


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3)    If (i) proceedings in insolvency or bankruptcy are instituted by or against one of the parties, or (ii) a receiver is appointed, for all or a substantial part of its assets or (iii) in case of suspension of its activities, voluntary or involuntary winding-up, or the like. Where a receiver has been appointed in France, the contract shall be automatically terminated once the receiver has, in accordance with Article L621-28 of the French 'Nouveau Code de Commerce', expressly or tacitly renounced the continuation of this Agreement.

Article 21 Term of agreement

1) This agreement is valid from the 1st of October, 2004 and shall continue in full force until 31st of December, 2007.

2) Unless a termination notice is given in written 6 months prior to the term of this agreement, this agreement will be renewed automatically during another 2 years from the date of expiration and thereafter from the date of expiration of the extended term.

3) The individual sales contracts already signed at the moment of notice of termination shall be valid in accordance with this agreement.


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Article 22 Governing law

This agreement shall be governed by the French law. In case of dispute, both parties shall try to solve the problem(s) amicably with good will. If notwithstanding this attempt, the parties fail to solve the problem, the parties agree that all disputes arising of or in connection with the present agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Arbitration shall take place in Paris.(France)






In witness whereof, the Parties have signed this Agreement

Date:

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KUBOTA EUROPE S.A.S.                    THOMAS EQUIPMENT (2004) INC.